Exhibit 5.3

June 5, 2015

Petróleo Brasileiro S.A.—Petrobras Avenida República do Chile, 65 20035-900 Rio de Janeiro – RJ Brazil Petrobras Global Finance B.V. Weenapoint Toren A, Weena 722 3014 DA Rotterdam The Netherlands

Ladies and Gentlemen:

We have acted as special United States counsel to Petróleo Brasileiro S.A. – Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras Global Finance B.V., a Dutch private company (“PGF” and, together with Petrobras, the “Companies”), in connection with PGF’s offering pursuant to a registration statement on Form F-3 (No. 333-183618-01) of U.S.$2,500,000,000 aggregate principal amount of PGF’s 6.850% Global Notes due 2115 (the “Notes”).  The Notes are to be issued under an indenture dated as of August 29, 2012 (the “Original Indenture”) between PGF and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the twentieth supplemental indenture thereto dated as of June 5, 2015 (the “Twentieth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”) among PGF, Petrobras and the Trustee.  The Notes will have the benefit of a guaranty, dated as of June 5, 2015 (the “Guaranty”), between Petrobras and the Trustee.  Such registration statement, as amended as of its most recent effective date (June 1, 2015), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”

Petróleo Brasileiro S.A. – Petrobras

Petrobras International Finance Company, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)      an executed copy of the Original Indenture;

(b)      a form of the Twentieth Supplemental Indenture, including forms of global certificates representing the Notes as executed by PGF (the “Global Notes”); and

(c)      a form of the Guaranty.

In addition, we have reviewed originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Twentieth Supplemental Indenture, the Notes and the Guaranty have been duly executed and delivered by PGF and Petrobras, as applicable, in the forms thereof that we have examined, and the Global Notes have been duly delivered to and paid for by the purchasers thereof in the manner described in the Registration Statement and authenticated in accordance with the terms of the Indenture, the Global Notes will be valid, binding and enforceable obligations of PGF, entitled to the benefits of the Indenture, and the Guaranty will be a valid, binding and enforceable obligation of Petrobras.

Petróleo Brasileiro S.A. – Petrobras

Petrobras International Finance Company, p. 3

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of PGF or Petrobras, (a) we have assumed that each of Petrobras and PGF and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Petrobras and PGF regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Global Notes (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture, the Guaranty or the Global Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver in Section 15(f) of the Guaranty and Section 1.15 of the Indenture by each of Petrobras and PGF of any immunities from court jurisdiction and from legal process, is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.15 of the Indenture or Section 15(b) of the Guaranty of the U.S. federal courts located in the borough of Manhattan, city of New York, New York as the venue for actions or proceedings relating to the Indenture, the Global Notes and the Guaranty is (notwithstanding the waiver in Section 1.15 of the Indenture and Section 15(b) of the Guaranty) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 14 of the Guaranty and Section 10.13 of the Indenture relating to currency indemnity.

In addition, we note that the waiver of defenses in Section 5 of the Guaranty may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the state of New York.

Petróleo Brasileiro S.A. – Petrobras

Petrobras International Finance Company, p. 4

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in the prospectus supplement related thereto under the heading “Legal Matters” as counsel for Petrobras and PGF who have passed on the validity of the Securities being registered by the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.  The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:      /s/ Francesca L. Odell

Francesca L. Odell